EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Presents NMP66 Breast Cancer Detection Results at 4th
Annual European Conference: Perspectives in Breast Cancer

-Using RT-PCR Method, NMP66 Protein Complex Found in 93% of Breast Cancer
Patients Tested-

Madrid, Spain (September 22, 2004) – Matritech, Inc. (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, announced today the presentation of preliminary serum-based data for its NMP66™ proteins for the detection of breast cancer. Fifty blood samples, including 14 from patients with cancer at varying stages of disease progression and 36 with benign breast disease or disease-free patients, were tested using two methods: an immunoassay and a recently developed qualitative reverse-transcription polymerase chain reaction (RT-PCR) procedure. Test results were presented today at the 4th Annual European Conference: Perspectives in Breast Cancer. In addition, Matritech’s Director of Technology Development, Dr. Jay Stoerker, gave a presentation on “Proteomics in Breast Cancer”.

“We continue to be encouraged by the progress our scientists are making in the development of blood-based tests for breast cancer. Further development of this technology is being carried out by our scientists with the objective of testing the specimens in our breast cancer sample bank in 2004. Matritech remains committed to its goal of developing accurate cancer diagnostic tests to detect and manage cancer when it is still at a treatable stage,” stated Stephen D. Chubb, Matritech’s Chairman and CEO.

Mr.  Chubb continued: “In addition to the previously announced NMP66 mass spectrometry and immunoassay test programs, the performance of these new RT-PCR test results offers Matritech the opportunity for an additional highly sensitive clinical test method. The Company’s parallel development strategy of pursuing several NMP66 test methods simultaneously led our scientists to the discovery of the new RT-PCR NMP66 procedure. Following additional development of each test method, one or more methods will be selected for optimization based upon their expected medical, clinical and economic value.”

The new qualitative RT-PCR test method detected the presence of the NMP66 protein complex in 30 of the 50 samples. It was present in 13 of 14 of the serum samples from cancer patients and in 19 of 36 samples from patients with benign or no detectable disease. Seven of the 14 samples from patients with cancer were positive by the NMP66 protein immunoassay as were nine of 36 samples from patients free of cancer. These results are preliminary and future testing may not bear out these results. Additional data are being compiled.

About NMP66™ Proteins
Matritech scientists, using a research mass spectrometer, discovered the existence of certain proteins (“NMP66™”) in the blood of breast cancer patients that were generally not present in the blood of women without detectable breast malignancy. Matritech is developing test methods for NMP66 proteins in a Proprietary Laboratory Procedure. Results of the Company’s testing indicate that NMP66 proteins found in the blood of women with breast cancer may enable physicians to more effectively manage women with or at a risk for breast cancer.

About Breast Cancer
Breast cancer is the most common cancer among women, other than skin cancer. It is the second leading cause of cancer death in women, after lung cancer. According to the American Cancer Society, about 215,990 women in the United States will be found to have invasive breast cancer in 2004. About 40,110 women will die from the disease this year. Right now there are slightly over 2 million women living in the U.S. who have been treated for breast cancer.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of major cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with breast, cervical, prostate, and colon cancer and is, with its own research staff and through strategic alliances, currently in various stages of research and development targeted to applications for breast, cervical and prostate cancer.

Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements related to the Company’s expectations regarding its current and future products, the prospects for developing a blood-based breast cancer detection test, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to technical obstacles in completing development of new products, reproducibility of research results in clinical trials, delays in, or denials of,

FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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